Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-190411, No. 333-68454, No. 333-68452 and No. 333-175890) on Form S-8 of Landstar System, Inc. of our reports dated February 21, 2014, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 28, 2013 and December 29, 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the fiscal years ended December 28, 2013, December 29, 2012 and December 31, 2011, and the effectiveness of internal control over financial reporting as of December 28, 2013, which reports appear in the December 28, 2013 annual report on Form 10-K of Landstar System, Inc.

/s/ KPMG LLP

February 21, 2014

Jacksonville, Florida

Certified Public Accountants